Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Coca-Cola European Partners plc Long-Term Incentive Plan 2016, Coca-Cola Enterprises UK Employee Share Plan, and Coca-Cola Enterprises Belgium/Coca-Cola Enterprises Services Belgian and Luxembourg Share Savings Plan of Coca-Cola European Partners plc of our reports dated February 11, 2016, with respect to the consolidated financial statements of Coca-Cola Enterprises, Inc. and the effectiveness of internal control over financial reporting of Coca-Cola Enterprises, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

June 1, 2016